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                                                                    EXHIBIT 10.2

                     SEVERANCE AND NON-COMPETITION AGREEMENT

         THIS SEVERANCE AND NON-COMPETITION AGREEMENT (the "Agreement") is entered into effective as of this 2nd day of May, 2005 by and among Sterling Bancshares, Inc., a Texas corporation ("Bancshares"), Sterling Bank, a banking association chartered by the State of Texas and an indirect subsidiary of Bancshares ("Bank") and Sonny Lyles (the "Executive Officer").

         WHEREAS, the Executive Officer is being employed by Bancshares and/or Bank in a position in which he will have access to, and will gain knowledge of, confidential and proprietary information of Bancshares, Bank, Sterling Bancorporation, Inc. and their respective affiliates (each, a "Sterling Entity," and together, the "Sterling Entities"), and the parties wish to ensure that the Executive Officer will enjoy access to the Sterling Entities' existing and future confidential and proprietary information;

         WHEREAS, the Sterling Entities' confidential and proprietary information constitutes a substantial asset of the Sterling Entities that the parties mutually wish to protect;

         WHEREAS, the Executive Officer is already subject to certain confidentiality obligations under Texas law, and the parties reasonably believe that it would be difficult, if not impossible, for the Executive Officer to refrain from using or disclosing the confidential and proprietary information of the Sterling Entities in the event that the Executive Officer were to work for any other financial institution after terminating his/her employment with Bancshares and/or the Bank;

         WHEREAS, the parties mutually desire to achieve a level of certainty and predictability concerning the post-employment activities the Executive Officer may perform, and when;

         WHEREAS, the parties mutually desire to compensate the Executive Officer for any restriction on his ability to engage in certain competitive activities; and

         WHEREAS, the parties mutually desire to ensure that the Executive Officer receives certain severance benefits in the event that his employment is terminated by Bancshares and Bank without cause, or following a "Change of Control" (as herein defined) under the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the premises, representations, and mutual covenants hereinafter set forth, the parties do hereby agree as follows:

         1. Definitions. The following words and terms shall have the meanings set forth below for purposes of this Agreement:

                  (a) Cause. A termination of employment is for "Cause" only if it is due to:

                           (i) serious intentional misconduct on the part of the
                  Executive Officer;


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                           (ii) fraud, misappropriation or embezzlement related
                  to any of the Sterling Entities on the part of the Executive Officer;

                           (iii) the conviction of the Executive Officer of any
                  felony or crime involving moral turpitude;

                           (iv) a material violation by the Executive Officer of
                  any applicable federal or state banking law or regulation that has had, or may have, a material adverse effect on any Sterling Entity;

                           (v) a material breach of any corporate policy
                  including, without limitation, the Code of Business Conduct and Ethics and the Code of Ethics for Senior Officers, as applicable to the Executive Officer which, if correctable, remains uncorrected for 30 days following written notice to the Executive Officer by a Sterling Entity of such breach;

                           (vi) a material breach of this Agreement which, if
                  correctable, remains uncorrected for 30 days following written notice to the Executive Officer by a Sterling Entity of such breach; or

                           (vii) the willful and continued failure by the
                  Executive Officer to perform substantially the Executive Officer's duties on behalf of any Sterling Entity, other than any such failure resulting from the Executive Officer's incapacity due to Disability, which failure is not promptly abated after a demand for substantial performance is delivered to the Executive Officer by Bancshares or other applicable Sterling Entity that specifically identifies the manner in which the Executive Officer has not substantially performed the Executive Officer's duties and gives the Executive Officer a reasonable period of cure.

For purposes of this definition, any act or failure to act on the Executive Officer's part shall be considered "material" or "willful" if done or omitted to be done by the Executive Officer otherwise than in good faith and without reasonable belief that the Executive Officer's action or omission was in the best interest of the Sterling Entities.

                  (b) Change of Control. A "Change of Control" shall be deemed to have occurred if:

                           (i) any "person" or "group" (within the meanings of
                  Sections 13(d) or 14(d)(2) of the Securities Exchange Act of
                  1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Bancshares representing thirty-five percent (35%) or more of the combined voting power of Bancshares' then outstanding securities eligible to vote for the election of the board of directors of Bancshares (the "Bancshares Voting Securities"); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions: (A) by Bancshares, (B) by any employee benefit plan (or related trust) sponsored or maintained by Bancshares,
                  (C) by any underwriter temporarily holding securities pursuant to an offering of such


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                  securities, or (D) pursuant to a Non-Qualifying Transaction
                  (as defined in paragraph (ii) below);

                           (ii) the consummation of a merger, consolidation,
                  share exchange or similar form of corporate transaction involving Bancshares that requires the approval of Bancshares' shareholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than seventy-five percent (75%) of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indrectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Bancshares Voting Securities that were outstanding immediately prior to such Business Combination (or if applicable, is represented by shares into which such Bancshares Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion of the voting power of such Bancshares Voting Securities among the holders thereof immediately prior the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indrectly, of fifty-percent (50%) or more of the total voting power of the outstanding voting securities eligibile to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and
                  (C) at least the majoirity of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors (as herein defined) at the time the board of directors of Bancshares approved the execution of the intial agreement providing for such Business Combination (any Business Combinaion which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction");

                           (iii) the individuals who constitute the board of
                  directors of Bancshares as of the date of this Agreement (the "Incumbent Directors") shall cease for any reason to constitute at least a majority of the members of the board of directors of Bancshares, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination was approved by a vote of at least a majority of the Incumbent Directors then comprising the board of directors of Bancshares shall be, for purposes of this Agreement, considered an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Bancshares as a result of an actual or threatened contest with respect to directors or as a result of any other actual or threatened solicitation of proxies (or consents) by or on behalf of any person other than the board of directors shall be deemed to be an Incumbent Director;

                           (iv) the consummation of a sale of all or
                  substantially all of the assets of Bancshares; or


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                           (v) the shareholders of Bancshares shall approve a
                  plan of complete liquidation or dissolution of Bancshares.

                  (c) Change of Control Termination. A "Change of Control Termination" shall mean the termination of the Executive Officer's employment with the Sterling Entities (or any Parent Corporation or Surviving Corporation), within a two-year period commencing on the effective date of a Change of Control, due to (i) an Involuntary Termination or (ii) a termination for Good Reason.

                  (d) Disability. "Disability" means the Executive Officer's permanent and total disability as defined in any long-term disability plan sponsored by Bancshares and applicable to the Executive Officer or in the absence of any such long-term disability plan, the term "Disability" shall mean the absence of the Executive Officer from his or her duties with the Sterling Entities on a full-time basis for at least twelve (12) consecutive weeks as a result of the Executive Officer's incapacity due to illness, accident, injury, physical or mental incapacity or other disability.

                  (e) General Release of Liability. A "General Release of Liability" means the legal document in which the Executive Officer, in exchange for benefits under this Agreement, releases the Sterling Entities, their affiliates, their directors, officers, employees and agents, their employee benefit plans and the fiduciaries and agents of said plans from liability and damages in any way related to the Executive Officer's employment with or separation from the Sterling Entities.

                  (f) Good Reason. "Good Reason" means, without the Executive Officer's express written consent, the occurrence of any one of the following events after a Change of Control:

                           (i) (A) any change in the duties or responsibilities
                  of the Executive Officer that is inconsistent in any material and adverse respect with the Executive Officer's position, duties, responsibilities or status with the Sterling Entities immediately prior to such Change of Control or (B) a material and adverse change in the Executive Officer's titles or offices with the Sterling Entities (or any Parent Corporation or Surviving Corporation) and including, if applicable, membership or position on a board of directors with Bancshares or Bank (or their respective successor), as in effect immediately prior to such Change of Control;

                           (ii) a reduction of ten percent (10%) or more in the
                  Executive Officer's rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as in effect immediately prior to such Change of Control or as the same may be increased from time to time thereafter, or the failure of the applicable Sterling Entity (or any Parent Corporation or Surviving Corporation) to pay any such amounts when due;

                           (iii) any requirement that the Executive be based
                  anywhere more than twenty-five (25) miles from the office where the Executive Officer was located at



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                  the time of the Change of Control, if such relocation
                  increases the Executive Officer's commute by more than twenty-five (25) miles;

                           (iv) the failure of the Sterling Entities (or any
                  Parent Corporation or Surviving Corporation) to continue in effect benefits and a total compensation package including, without limitation, employee benefit plans, compensation plans, welfare benefit plans, material fringe benefit plans, vacation policies and other similar benefit plans providing not less than ninety percent (90%) of the Executive Officer's total compensation package in the twelve (12) months immediately preceding the Change of Control; and

                           (v) the failure of Bancshares to obtain the
                  assumption (and, if applicable, guarantee) agreement from any Surviving Corporation (and, if applicable, Parent Corporation) as contemplated in Section 13(b).

                  (g) Involuntary Termination. An "Involuntary Termination" means an involuntary termination of employment of the Executive Officer by the Sterling Entities (or any successor thereto including a Parent Corporation or Surviving Corporation); provided, however, that "Involuntary Termination" shall not include termination of employment by reason of death, Disability or Cause.

         2. Compensation and Stock Award. In consideration of the services to be provided by the Executive and the covenants and agreements contained in Sections 3, 4 and 5 of this Agreement, Bancshares shall award the Executive Officer a $75,000 cash bonus during the first available payroll period of 2005 following employment and three thousand (3,000) shares of Bancshares' common stock, and five thousand (5,000) shares of restricted stock, $1.00 par value, to be vested in equal increments over a four-year period upon commencement of your employment and execution of the Agreement. The 3,000 shares of common stock issued to the Executive Officer hereunder shall be awarded under the terms of Bancshares' 2003 Stock Incentive and Compensation Plan (or any successor plan) and shall not be subject to any forfeiture or vesting requirements.

         3. Non-Competition. Executive Officer acknowledges that the Sterling Entities are providing Executive with access to Confidential Information as defined below. Ancillary to Executive Officer's agreement not to disclose Confidential Information, to protect the Confidential Information described below, and in consideration for Executive Officer receiving access to this Confidential Information, being entitled to Severance Payments, having rights after a Change in Control, and other benefits provided in this Agreement, the Sterling Entities and Executive Officer agree to the following non-competition provisions. The Executive Officer shall not, during the time that he/she is employed by any Sterling Entity and, in the event of a termination of employment for Cause, an Involuntary Termination, or a termination of employment by the Executive Officer, for a period of twelve (12) months after any such termination:

                  (a) directly or indirectly, own, manage, operate, control, invest or acquire an equity interest in any financial institution (or any affiliate thereof including, without limitation, any bank holding company or financial holding company) with $10 billion or



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

         less in assets located or conducting business in Harris County, Texas or any of its contiguous counties (the "Territory") which competes with the business conducted by any Sterling Entity;

                  (b) engage in or carry on, either directly or indirectly, whether for himself or as an employee, officer, director, agent, consultant, proprietor, partner, stockholder, member, joint venturer, investor, or other paid participant, any business with, on behalf of or as a financial institution within the Territory which competes with the business conducted by any Sterling Entity;

                  (c) request or induce any customer, depositor or borrower of any Sterling Entity or any other person which has a business relationship with any Sterling Entity to curtail, cancel, or otherwise discontinue its business or relationship with any such Sterling Entity; or
                  (d) publicly denigrate or in any manner undertake to publicly discredit any of the Sterling Entities or any person or operation associated with any Sterling Entity.

Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Executive Officer from owning any issue of stock or securities of any corporation the securities of which are either traded on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. and which is engaged in a business which is in competition with any Sterling Entity so long as (i) the Executive Officer is not deemed to be an "affiliate" of such entity as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933 and (ii) the Executive Officer and members of his immediate family do not own or hold more than one percent (1%) of any voting securities of such entity.

         Executive Officer warrants that Executive Officer is not a party to any other restrictive agreement limiting Executive Officer's activities for the Sterling Entities. Executive Officer further warrants that at the time of the signing of this Agreement, Executive Officer knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with the Sterling Entities and that Executive will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Executive Officer's duties hereunder. Executive Officer shall hold the Sterling Entities harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

         4. Non-Solicitation. The Executive Officer shall not, during the time that he is employed by any Sterling Entity, and for a period of twelve (12) months thereafter, directly or indirectly solicit the employment of any officers or employees of the Sterling Entities, provided, however, that this Agreement shall not prohibit (a) any advertisement or general solicitation that is not specifically targeted at such officers or employees, or (b) soliciting the employment of any such officer or employee who has been terminated by any Sterling Entity.

         5. Confidentiality. The Executive Officer shall never disclose to any person, or use or otherwise exploit for his/her own benefit or for the benefit of any person other than a Sterling Entity, any Confidential Information (as defined below). The Executive Officer shall have no




                                      -6-
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obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law, judicial or governmental order or other legal process; provided, however, that in the event such disclosure is required, the Executive Officer shall, to the extent reasonably practicable, provide Bancshares with reasonably prompt notice of such requirement, so that Bancshares may seek an appropriate protective order or waive compliance with this provision with respect to such disclosure. In the event that a protective or other remedy is not obtained, or Bancshares waives compliance with the provisions of this Section 5, the Executive Officer will furnish only that portion of the Confidential Information which is legally required and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to the Confidential Information.

         For purposes of this Agreement, "Confidential Information" shall mean any confidential information with respect to the conduct or details of the business of Sterling and any Sterling Entity including, without limitation, information relating to its commercial and retail banking services, mortgage banking services, commercial and consumer loans, merchant credit card services, investments and capital market transactions and strategies, its methods of operation, customer and borrower lists, customer account information, deposits, outstanding loans, products (existing and proposed), prices, fees, costs, plans, technology, inventions, trade secrets, know-how, software, marketing methods, policies, personnel, suppliers, competitors, markets or other specialized information or propriety matters of the Sterling Entities. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure by the Executive Officer in violation of this Agreement.

         6. Severance Payments. In the event of an Involuntary Termination by the Sterling Entities prior to a Change of Control or a Change of Control Termination, then Bancshares, or its successor, shall pay and provide, or cause Bank or its successor to pay and provide, in exchange for the execution of a General Release of Liability the following to the Executive Officer:

                  (a) two (2) years' base pay payable in equal installments each regular pay period during the two (2) years following the termination. For purposes of this calculation, base pay is the rate of annual salary being paid on the day immediately preceding the termination (or the Change of Control in the event of a Change of Control Termination);

                  (b) an annual bonus, payable upon each anniversary date of the effective date of termination, for two (2) years following the termination in an amount equal to the highest annual bonus amount paid to that particular Executive Officer during the three (3) years immediately preceding the termination (or the Change of Control in the event of a Change of Control Termination);

                  (c) a car allowance, or use of company owned vehicle, and the use of a cell phone provided by Bancshares or Bank for the two (2) years following the termination if any of these items were being provided to the Executive Officer immediately prior to the termination (or the Change of Control in the event of a Change of Control Termination);



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                  (d) welfare benefits or, to the extent that such benefits
         cannot be lawfully provided or the Executive Officer otherwise does not qualify for coverage, the cost of providing welfare benefits, such as medical, dental, vision, Employee Assistance Plan, and flexible spending accounts for the two (2) years following the termination that are equal to or greater that those provided to the Executive Officer immediately prior to the termination (or the Change of Control in the event of a Change of Control Termination);

                  (e) life insurance benefits or, to the extent that such benefits cannot be lawfully provided or the Executive Officer otherwise does not qualify for coverage, the cost of providing life insurance benefits for the two (2) years following the termination that are equal to or greater than those provided to the Executive Officer immediately prior to the termination (or the Change of Control in the event of a Change of Control Termination);

                  (f) club dues paid for the two (2) years following the termination that are equal to or greater that those provided to the Executive Officer immediately prior to the termination (or the Change of Control in the event of a Change of Control Termination);

                  (g) continuation of banking services without service charge or at a reduced charge for the two (2) years following the termination if any of these banking products were being utilized by the Executive Officer immediately prior to the termination (or the Change of Control in the event of a Change of Control Termination):

                  (h) payment of reasonable and customary business-related expenses incurred through the last day of active employment if submitted in writing to Bancshares, Bank or their respective successor within ninety (90) days following the effective date of termination;

                  (i) payment of up to $20,000 in fees to one or more executive search firms for purposes of job placement efforts for the Executive Officer for the two (2) years following the termination;

                  (j) to the extent permitted by applicable law, participation in Bancshares' Deferred Compensation Program (or similar program if termination follows a Change of Control) for the two (2) years following the termination;

                  (k) to the extent permitted by applicable law and the applicable terms of any plan, participation in Bancshares' Employee Stock Purchase Program (or similar program if termination follows a Change of Control) for the two (2) years following the termination;

                  (l) to the extent permitted by applicable law, participation in Bancshares' Employee Savings Plan (or similar program if termination follows a Change of Control) for the two (2) years following the termination;

                  (m) to the extent permitted by applicable law and the applicable terms of any plan, immediate and full vesting upon termination in all Bancshares plans (or similar plans if termination follows a Change of Control) that require a vesting period including,

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         without limitation, all unvested contributions to the Bancshares'
         Employee Savings Plan; and

                  (n) to the extent permitted by applicable law and the terms of any applicable plan, all outstanding stock options shall fully vest and become exercisable and all restrictions and forfeiture provisions applicable to any outstanding stock awards shall lapse and terminate.

         If, following a Change of Control, the Executive Officer is retained by the Sterling Entities, Surviving Corporation or Parent Corporation, as the case may be, and a Change of Control Termination occurs within the two-year period following the effective date of a Change of Control, then the Executive Officer shall receive the benefits as described above for a period of not less than one
(1) year or the balance of such two (2) year period, whichever is greater, following the Change of Control. If the Executive Officer accepts an employment offer from the Surviving Corporation or Parent Corporation, or otherwise remains employed by a Sterling Entity following a Change of Control, regardless of whether the circumstances of such employment would justify a termination of employment by the Executive Officer for Good Reason, and remains so employed for a period of two (2) years or more following the effective date of the Change of Control, then the Executive Officer shall no longer be entitled to terminate his/her employment for Good Reason and receive any severance benefits under this
Section 6 on the basis of a termination for Good Reason. The Executive shall continue to be entitled to receive severance benefits under this Agreement as a result of an Involuntary Termination.

         Notwithstanding any other provision of this Section 6 to the contrary, the aggregate present value (measured as of the Change of Control) of the benefits to which the Executive Officer becomes entitled under this Section 6 at the time of the Executive Officer's termination of employment will in no event exceed in amount the dollar amount (the "Benefit Limit") which yields the Executive Officer the greatest after-tax amount of benefits under this Section 6 after taking into account any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on the payments and benefits which are provided to the Executive Officer under this Section 6 or which constitute other parachute payments. For purposes of applying the Benefit Limit to the Executive's benefits under this Section 6, the value of the Executive's non-competition covenant under Section 3 shall be determined through independent appraisal by a nationally-recognized independent accounting firm acceptable to both the Executive Officer and Bancshares and obtained solely at Bancshares' cost, and a portion of the Executive Officer's Section 6 benefits shall, to the extent of such appraised value, be specifically allocated as reasonable compensation for the Executive Officer's non-competition covenant. For purposes of this paragraph, "Present Value" means the value, determined as of the date of the Change of Control, of any payment in the nature of compensation to which the Executive Officer becomes entitled in connection with a Change of Control or the Executive Officer's subsequent termination including the benefits to which the Executive Officer becomes entitled under this Section 6, provided, however, that such present value of each such payment will be determined in accordance with the provisions of Section 280G of the Code, utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the change of control. In addition, for purposes of this paragraph of this Section 6, "Other Parachute Payment" means any payment in the nature of compensation (other than the benefits to which the

Executive Officer becomes entitled under this Section 6) which are made to the Executive Officer in connection with the change of control and which qualify as parachute payments within the meaning of Section 280G(b)(2) and the Treasury Regulations issued thereunder.

         7. Other Agreements.

                  (a) Subject to the immediately following sentence, the parties to this Agreement further agree that to the extent the restrictive covenants and agreements contained in Sections 3, 4 or 5 are held by any court or other constituted legal authority to be void or otherwise unenforceable in any particular area or jurisdiction, then the parties shall consider this Agreement to be amended and modified so as to eliminate therefrom that particular area or jurisdiction as to which such restrictive covenant is so held to be void or otherwise unenforceable, and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written. The parties to this Agreement further agree that to the extent any of the foregoing restrictive covenants or agreements should be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the parties shall consider such covenant to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other constituted legal authority, and, as to all other jurisdictions or political subdivisions thereof, such covenant shall remain in full force and effect as originally written.

                  (b) The Executive Officer acknowledges that each of the restrictions set forth in Sections 3, 4 and 5 is reasonable as to duration and geographic scope.

                  (c) The Executive Officer understands that the Sterling Entities will not have an adequate remedy at law for the breach or threatened breach by the Executive Officer of any one or more of the covenants set forth in this Agreement and agrees that in the event of any such breach or threatened breach, Bancshares may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin the Executive Officer from the breach or threatened breach of such covenants.

         8. No Mitigation. In no event shall the Executive Officer be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive Officer under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive Officer obtains other employment.

         9. Notice. Any notice, or other communication provided or permitted in this Agreement must be given in writing and may be served by depositing same in the United States mail in certified or registered form, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person to such party or parties or by a nationally recognized overnight service. Unless actual receipt is required by any provision of this Agreement, notice deposited in the United States mail in the manner herein prescribed shall be effective on dispatch. For purposes of notice, the address of the Executive Officer shall be the address on file with Bancshares as the Executive Officer's primary residence.

         The address of Bancshares and any Sterling Entity shall be:

                  Sterling Bancshares, Inc.
                  2550 North Loop West
                  Suite 600
                  Houston, Texas 77092
                  Attn: President & Chief Executive Officer

         Bancshares shall have the right from time to time and at any time to change its address and shall have the right to specify as its address any other address by giving at least ten (10) days' written notice to the Executive Officer. The Executive Officer shall have the right from time to time and at any time to change his address and shall have the right to specify as his address any other address by giving at least ten (10) days' written notice to Bancshares.

         10. Controlling Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas (without giving effect to conflicts of laws principles thereof).

         11. Entire Agreement. Except as provided in Bancshares' Code of Business Conduct and Ethics, Code of Ethics for Senior Officers, the written benefit plans and programs of the Sterling Entities or any signed agreement hereafter executed between any Sterling Entity and the Executive Officer, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof. The Agreement may not be changed orally or by action or inaction, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. The headings of this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement.

         12. Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all remaining provisions of this Agreement shall remain in full force and effect.

         13. Benefit and Burden; Assignment.

                  (a) This Agreement shall not be terminated by any Change of Control. In the event of any Business Combination, the provisions of this Agreement shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as Bancshares hereunder.

                  (b) Bancshares agrees that in connection with any Business Combination, it will cause any successor entity to Bancshares and/or Bank to unconditionally assume, by written instrument delivered to the Executive Officer (or his/her beneficiary or estate), all of the obligations of Bancshares hereunder. Failure of Bancshares to obtain such assumption prior to the effective date of any such Business Combination that constitutes a Change of Control shall be a breach of this Agreement and shall constitute Good Reason hereunder entitling Executive Officer to compensation and other benefits from




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


         Bancshares in the same amount and on the same terms as Executive Officer would be entitled hereunder upon a Change of Control Termination. For purposes of implementing the foregoing, the date upon which any such Business Combination becomes effective shall be deemed to be the date Good Reason occurs and shall be the effective date of termination hereunder if requested by the Executive Officer.

                  (c) This Agreement shall inure to the benefit of and be enforceable by the Executive Officer's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive Officer shall die while any amounts would be payable to the Executive Officer hereunder had the Executive Officer continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to the Executive Officer's estate.

         14. Voluntary Agreement. The Executive Officer acknowledges that he has been given an opportunity to review the terms of this Agreement, that he has been given an opportunity to consult with counsel, or determined that such consultation is not required, and that he has executed this Agreement voluntarily.

         15. Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

EXECUTED to be effective as of the date first above written.



                                     STERLING BANCSHARES, INC.



                                     By:  /s/ J. Downey Bridgwater
                                         --------------------------------------
                                         J. Downey Bridgwater
                                         President & Chief Executive Officer


                                     EXECUTIVE OFFICER



                                     /s/ Sonny Lyles
                                     ------------------------------------------
                                     Sonny Lyles




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